                                  SCHEDULE 14C
                                 (RULE 14c-101)

                 INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

       INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
[X]  Definitive Information Statement          Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Rankin Automotive Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                          RANKIN AUTOMOTIVE GROUP, INC.


                             3709 S. MACARTHUR DRIVE
                              ALEXANDRIA, LA 71302

                   -------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            To Be Held July 30, 1999

TO THE SHAREHOLDERS OF RANKIN AUTOMOTIVE GROUP, INC.

         The Annual Meeting of Shareholders of Rankin Automotive Group, Inc. will be held at the Hotel Sofitel in Houston, Texas at 10:00 a.m., Central Daylight Time, for the following purposes:

         1. To elect five directors to hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified.

         2. To consider and act upon a proposal to amend the Company's 1996 Incentive and Non-Statutory Stock Option Plan to increase the number of shares issuable pursuant to the exercise of options granted under said plan from 250,000 shares to 500,000 shares of the Common Stock of the Company.

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed June 25, 1999, at the close of business, as the record date for the determination of the shareholders entitled to notice of and to vote at the annual meeting or any adjournment thereof.


                                          By order of the Board of Directors
                                          /s/ NANCY J. GRANT
                                          ----------------------------------
                                          Nancy J. Grant, Secretary

Dated:   June 28, 1999

                          RANKIN AUTOMOTIVE GROUP, INC.

                              Alexandria, Louisiana

                             -----------------------

                              INFORMATION STATEMENT

                             -----------------------

         This Information Statement is being furnished by the Board of Directors of Rankin Automotive Group, Inc. (the "Company") in connection with the Annual Meeting of Shareholders, and any adjournments thereof, to be held on July 30, 1999, Central Daylight Time, at 10:00 a.m. at the Hotel Sofitel in Houston, Texas for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. The Company will bear the costs of preparing, assembling and mailing the Information Statement and the 1999 Annual Report in connection with the Annual Meeting.

         This Information Statement is first being sent to Shareholders together with the Notice of Annual Meeting and Annual Report for the fiscal year ended February 25, 1999, on or about June 28, 1999.

            SHAREHOLDERS ENTITLED TO VOTE AND PRINCIPAL SHAREHOLDERS

         As of the close of business on June 25, 1999, the record date for determining the shareholders entitled to vote at the annual meeting, there were issued and outstanding and entitled to vote a total of 5,186,613 shares of the Company's Common Stock (the only class of securities outstanding), each of which is entitled to one vote.

         The persons who owned of record or was known by the Company to own beneficially on June 25, 1999 more than 5% of the outstanding shares of Common Stock of the Company were the following:

                                               NUMBER OF           PERCENT
         NAME  AND ADDRESS                    SHARES OWNED         OF CLASS
         -----------------                    ------------         --------
         Randall B. Rankin                     2,802,258             54.0%
         3709 S. MacArthur Drive
         Alexandria, LA 71032

         Ali A. Attayi                           610,000             11.8%
         2 Lakeview Place
         Houston, TX 77070

         Mr. Randall B. Rankin and Mr. Ali A. Attayi, the owners of 65.8% of the outstanding shares of Common Stock of the Company, have indicated their intent to vote in favor of the election of the proposed slate of directors and the amendment to the Company's 1996 Incentive and Non-Statutory Stock Option Plan. The vote represented by shares owned by Messrs. Rankin and Attayi is sufficient for approval of such proposals. THEREFORE, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. Shareholders are invited to attend the Annual Meeting and can vote in person at that time.

                              ELECTION OF DIRECTORS

         The Board of Directors has nominated five persons (each, a "Nominee") to stand for election as a Director to serve until the 2000 Annual Meeting of Shareholders and until his successor has been duly elected and qualified.

NOMINEES FOR DIRECTOR

         Each Director of the Company serves as a Director for a term of one (1) year and until his successor is duly elected and qualified. The following sets forth for each Nominee, his name and age, positions and/or offices held with the Company, the period during which each Nominee served in such positions and/or offices, a description of his business experience during the past five (5) years or more, and other biographical information.

                                                           COMMON SHARES
                                                           BENEFICIALLY
                                        SERVED              OWNED AS OF
                                          AS               JUNE 25, 1999
                                       DIRECTOR            -------------
       NAME                  AGE        SINCE        NO. SHS.(1)       % SHS.
       ----                  ---        -----        -----------       ------
Randall B. Rankin             49         1978          2,802,258         54.0%
Ali A. Attayi                 53         1999            610,000         11.8%
Ricky L. Sooter, Esq.(2)      46         1996              6,000           *
Gary D. Walther(3)            43          New                300           *
Thomas M. Hargrove            49          New              3,000           *

---------------
* Less than 1%

(1) Includes shares underlying options currently exercisable or exercisable within sixty days
(2)  Member of the Audit Committee
(3)  To be appointed a member of the Audit Committee

         RANDALL B. RANKIN has been President of the Company since its inception in 1978. Prior thereto, he operated the business as a sole proprietorship since its founding in 1968. He has essentially spent his entire adult life in various sales, marketing, and administrative capacities with the Company. Mr. Rankin has served on numerous warehouse associations and councils, advising aftermarket manufacturers on the needs of the auto parts industry. He is Chairman of the Board of the Louisiana Auto Parts Association.

         ALI A. ATTAYI is President and Chief Operating Officer of the Company. Mr. Attayi graduated from Lamar University in 1976 with a degree in Mechanical Engineering. Upon earning his degree he worked abroad and returned to own a chain of auto repair shops from 1981 until 1986. While owning the auto repair shops, he established US Parts Corporation in 1984, a wholesale distribution warehouse located in Houston, Texas. He became President and a director of the Company on March 10, 1999 when the Company acquired US Parts Corporation.

         RICKY L. SOOTER, ESQ. is a practicing attorney and member of the law firm of Daniels & Sooter in Alexandria, Louisiana. Prior to that, from January 1986 to August 1998, Mr. Sooter was a shareholder at the law firm of Provosty, Sadler & DeLaunay. His concentrations are in the areas of real estate, banking, collection and creditors' rights, business transactions and workers' compensation. Mr. Sooter received his J. D. Degree in 1977 from Louisiana State University.

         GARY D. WALTHER is Managing Director and Chief Executive Officer of Walther Holdings, Inc. an independent financial consulting and business advisory firm. From April to August 1998, he was the Interim Chief Financial Officer of EZ Serve Corporation (AMEX: E2S); From October 1990 to February 1998 he was Vice President Finance and Chief Financial Officer of Hi-Lo Automotive, Inc. (NYSE:
HLO); From October 1989 to October 1990 he was Vice President and Chief Financial Officer of WBC Holdings, Inc., a turnaround affiliate of GE Capital Corporation. During the period of July 1985 through October 1989 he was First Internal Audit Director and from March 1986 Controller and Principal Accounting Officer of Gordan Jewelry Corporation (NYSE: GJC). Mr. Walther was with the International Public Accounting firm of Arthur Andersen and Co. from September 1976 through July 1985.

         THOMAS M. HARGROVE was a founder of and has been Managing Director of GulfStar Group, Inc., a Houston-based investment banking firm since 1990. He served as a Senior Vice President in the Corporate Finance Department of Rotan Mosle, Inc., a subsidiary of PaineWebber Incorporated, from 1986 to 1990. He is a director of Entrix, Inc., Spec Consultants, Inc., Pilgrim Cleaners, Inc. and Stellar Event & Presentation Resources, Inc.

         During the fiscal year ended February 25, 1999, the Board of Directors held five meetings and the Audit Committee met twice. All of the incumbent directors attended at least seventy-five percent (75%) of the meetings held.

COMMITTEES

         The Board of Directors has established an Audit Committee. The members of the Audit Committee will be Messrs. Sooter and Walther. The Audit Committee represents the Board in discharging its responsibilities relating to the accounting, reporting and financial control practices of the Company. The Audit Committee has general responsibility for surveillance of financial controls, as well as for accounting and audit activities of the Company. The Audit Committee annually reviews the qualifications of the independent certified public accountants, makes recommendations to the Board as to their selection, reviews the scope, fees and results of their audit and approves their non-audit services and related fees. The Audit Committee meets periodically with management and with the Company's independent auditors to determine the adequacy of internal controls and other financial reporting matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under Section 16(a) of the Securities Exchange Act of 1934, as amended, all executive officers, directors, and each person who is the beneficial owner of more than 10% of the common shares of a company that files reports pursuant to Section 12 of the Exchange Act, are required to report the ownership of such commons shares, options, and stock appreciation rights (other than certain cash-only rights), and any changes in that ownership, with the Securities and Exchange Commission (the "SEC"). Specific due dates for these reports have been established, and the Company is required to report, in this Information Statement, any failure to comply therewith during the last year. The Company believes that all of these filing requirements were satisfied.

                       REMUNERATION OF EXECUTIVE OFFICERS

         The following table sets forth certain information relating to the compensation earned by the Chief Executive Officer of the Company. No other executive officer of the Company received total cash compensation for the past year in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                       ANNUAL
  NAME AND PRINCIPAL POSITION                             YEAR      COMPENSATION
  ---------------------------                             ----      ------------
  Randall B. Rankin
     Chairman of the Board and Chief Executive Officer    1999      $    120,000
                                                          1998      $    120,000
                                                          1997      $    120,000

         On March 10, 1999 the Company entered into a five year employment agreement with Mr. Ali Attayi of Houston, Texas whereby Mr. Attayi agreed to serve as President and Chief Operating Officer of the Company. The agreement provides for an annual compensation of $295,000, subject to adjustment during the fourth and fifth years based on a recommendation from an independent compensation consulting firm. Mr. Attayi will also be entitled to such other benefits as may be provided from time to time to other management employees. Mr. Attayi also received an option to purchase 300,000 shares of the Company's Common Stock. The term of this option terminates on March 9, 2009, vests one-third each year ending March 10, 2000, 2001 and 2002, and is exercisable at $3.1996 per share. The options immediately vest upon a change in control of the Company or the effectiveness of a registration statement filed with the Securities and Exchange Commission, excluding a registration statement filed in connection with any benefit plan or merger or acquisition.

         On April 27, 1999 the Company entered into a three year employment agreement with David L. Epstein, Senior Vice President of the Company. The agreement provides for annual compensation of $124,800 plus a year end bonus of not less than $5,000 and an annual car allowance of $8,400. Mr. Epstein will also be entitled to such other benefits as may be provided from time to time to other management employees. Mr. Epstein was granted a five year option to purchase 30,000 shares of the Company's Common Stock at $5.00 per share, vesting one-third on July 26, 1999, one-third on April 27, 2000 and one-third on April 27, 2001. The agreement also contains certain non-compete and non-solicitation provisions terminating two years from the termination of employment.

         On March 11, 1999 the Company entered into a five year employment agreement with Otis Al Cannon, Jr., Senior Vice President of the Company. The agreement provides for annual compensation of $120,000 plus the use of an automobile. Mr. Cannon will also be entitled to such other benefits as may be provided from time to time to other management employees. Mr. Cannon was granted a five year option to purchase 51,613 shares of the Company's Common Stock at $3.875 per share, vesting one-half on March 11, 2000 and the balance on March 11, 2001. The agreement also contains certain non-compete and non-solicitation provisions terminating two years from the termination of employment.

DIRECTOR COMPENSATION

         Non-employee directors received $500.00 per meeting attended. In addition, in 1998, the Company granted options to purchase 3,000 shares of Common stock to each of the non-employee directors. The options are exercisable in full one year from the date of grant and expire five years from the date of the grant. The options are exercisable at $3.1875 per share. Also in 1998, the Company granted options to purchase 10,000 shares each to the Company's three officer/directors (other than Mr. Rankin); 10,000 of which were subsequently canceled as a result of a resignation by one of the officer/directors. The options are exercisable 20% per year and expire ten (10) years from the date of grant. The options are exercisable at $3.1875 per share. The exercise price for each of the options granted was equal to the fair market value of the Company's Common Stock on the date of grant.

               BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

         Under rules of the Commission, the Company is required to provide certain information concerning compensation provided to the Company's President and Chief Executive Officer and the other executive officers of the Company. The disclosure requirements for the executive officers include the use of tables and a report of the Board of Directors (the "Board") responsible for compensation decisions for the named executive officers, explaining the rationale and considerations that led to those compensation decisions. Therefore, the Board has prepared the following report for inclusion in this Information Statement.

COMPENSATION PHILOSOPHY

         The compensation philosophy for executive officers conforms to the compensation philosophy of the Company generally for all employees. The Company's compensation is designed to:

         o provide compensation comparable to that offered by companies with similar businesses, allowing the Company to successfully attract and retain the employees necessary to its long-term success;

         o provide compensation which relates to performance of the individual and is based upon individual performance;

         o provide incentive compensation that varies directly with both Company performance and individual contribution to that performance; and

         o provide an appropriate linkage between compensation and the creation of shareholder value through awards tied to the Company's performance and through facilitating employee stock ownership.

EXECUTIVE OFFICER COMPENSATION PROGRAM

         The Company's executive officer compensation program is comprised of base salary, cash bonuses based upon individual performance and long-term incentive compensation in the form of stock options under the Stock Option Plan. In addition, the Company's executive officers receive various other benefits, including medical benefits, which are generally available to the employees of the Company.

BASE SALARY AND BONUS AWARDS

         The Board reviews the salaries of the executive officers of the Company annually. The Board made salary decisions about the executive officers based upon a variety of considerations in conformance with the compensation philosophy stated above. First, salaries are competitively set relative to companies with similar businesses to that of the Company. Second, the Board considered the performance of the individual executive officer with respect to the areas under his or her responsibility, including an assessment of the value of each to the Company. Third, internal equity among employees was factored into the decision. Finally, the Board considered the Company's financial performance and its ability to absorb any increases in salaries.

         Mr. Rankin, the founder of the Company, has been the Company's Chief Executive Officer since its inception in 1978. Mr. Rankin's salary has remained at $120,000 for the past three years and was established at the time of the Company's initial public offering. At Mr. Rankin's request, his compensation has not been reevaluated. The Board believes that his salary is more than fair based on the Company's size and Mr. Rankin's prior experience and knowledge of the Company's operations and the industry in which it operates.

         In connection with the acquisition of US. Parts Corporation, the Company, on March 10, 1999, entered into a five year employment agreement with Mr. Ali Attayi of Houston, Texas whereby Mr. Attayi agreed to serve as President and Chief Operating Officer of the Company. The agreement provides for an annual compensation of $295,000, subject to adjustment during the fourth and fifth years based on a recommendation from an independent compensation consulting firm. Mr. Attayi will also be entitled to such other benefits as may be provided from time to time to other management employees. Mr. Attayi also received an option to purchase 300,000 shares of the Company's Common Stock. The term of this option terminates on March 9, 2009, vests one-third each year ending March 10, 2000, 2001 and 2002, and is exercisable at $3.1996 per share. The options immediately vest upon a change in control of the Company or the effectiveness of a registration statement filed with the Securities and Exchange Commission, excluding a registration statement filed in connection with any benefit plan or merger or acquisition.

         In connection with the acquisition of Allied Distributing Company of Houston, Inc., the Company, on April 27, 1999, entered into a three year employment agreement with David L. Epstein, Senior Vice President of the Company. The agreement provides for annual compensation of $124,800 plus a year end bonus of not less than $5,000 and an annual car allowance of $8,400. Mr. Epstein will also be entitled to such other benefits as may be provided from time to time to other management employees. Mr. Epstein was granted a five year option to purchase 30,000 shares of the Company's Common Stock at $5.00 per share, vesting one-third on July 26, 1999, one-third on April 27, 2000 and one-third on April 27, 2001. The agreement also contains certain non-compete and non-solicitation provisions terminating two years from the termination of employment.

         In connection with the acquisition of Automotive & Industrial Supply Co., Inc., the Company, on March 11, 1999, entered into a five year employment agreement with Otis Al Cannon, Jr., Senior Vice President of the Company. The agreement provides for annual compensation of $120,000 plus the use of an automobile. Mr. Cannon will also be entitled to such other benefits as may be provided from time to time to other management employees. Mr. Cannon was granted a five year option to purchase 51,613 shares of the Company's Common Stock at $3.875 per share, vesting one-half on March 11, 2000 and the balance on March 11, 2001. The agreement also contains certain non-compete and non-solicitation provisions terminating two years from the termination of employment.

         The employment agreements with Messrs, Attayi, Epstein and Cannon were entered into as a result of arms-length negotiations carried on in connection with the acquisitions referred to above. The Board believes that the aggregate compensation for each of Messrs. Rankin, Attayi, Epstein and Cannon is reasonable based upon each of their responsibilities, the revenue size of the Company, the potential growth as a result of the recent acquisitions and other factors when compared to executive officers of similar companies having comparable positions.

STOCK OPTION AWARDS

         The Company maintains the Stock Option Plan, which is designed to align executive officers' and shareholders' interests in the enhancement of shareholder value. Stock options are granted upon the recommendation of the Board with the approval of the disinterested members of the Board. Executive officers and others are eligible to receive options under the Stock Option Plan. The Board strongly believes that the interests of shareholders and executives become more closely aligned when such executives are provided an opportunity to acquire a proprietary interest in the Company through ownership of the Company's Common Stock. Accordingly, key employees of the Company, including executive officers, as part of their overall compensation package, are eligible for participation in the Stock Option Plan, whereby they are granted options generally exercisable at no less than fair market value on the date of grant. Because no benefit is generally received unless the Company's stock price performs favorably, awards under the Stock Option Plan are intended to provide incentives for executive officers to enhance long-term Company performance, as reflected in stock price appreciation, thereby increasing shareholder value.

         The stock option grants are principally based on overall consolidated results of the Company, achievement of Company objectives, individual performance, including managerial effectiveness, initiative and team work, and are in such amounts that reflect what the Board believes are necessary to attract, retain and motivate senior management and other key employees. Stock option awards are considered in the package of the key employees. The Board believes that stock option awards are rewards for past growth and the incentive for continued growth.

                               BOARD OF DIRECTORS

                Randall B. Rankin                Ricky D. Gunn
                Ricky L. Sooter                  Harris Lake Smith
                Otis A. Cannon, Jr.

         The report of the Board shall not be deemed incorporated by reference by any general statement incorporating by reference this information statement into any filing under the Securities Act of 1933 or under the Securities Act of 1934 (together, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                             STOCK PERFORMANCE GRAPH

         The following graph presents a comparison of the cumulative total shareholder return on the Company's Common Stock with the Standard & Poors 500 Index and a Market Cap-Weighted Comparables Composite Index. This graph assumes that $100 was invested as of the close of markets on November 18, 1996, the date of the Company's initial public offering, in the Company's Common Stock and in the indices, and that all dividends were reinvested. The stock price performance shown below is not necessarily indicative of future price performance.


                             ADJUSTED TO BASE = 100

--------------------------------------------------------------------------------
                      RAVE           DJ-AUT TR      S&P 500 TR
--------------------------------------------------------------------------------
     11/19/96            100.0000       100.0000       100.0000
      2/25/97            145.6140       107.9620       109.9764
      2/25/98             22.3684       152.4816       143.7284
      2/25/99             27.1930       224.9323       174.1168
--------------------------------------------------------------------------------

         The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this information statement into any filing under the Acts except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

                              CERTAIN TRANSACTIONS

         The Company leases three of its stores, a machine shop, a storage facility and its Alexandria administrative offices, from Mr. Randall B. Rankin. With the exception of one lease, which expires in 2006, each of the leases expire in 2001 and require monthly rentals ranging from $1,200 to $2,300. The lease which expires in 2006 covers a 38,000 sq. ft. building and requires a monthly rental of $15,000 per month. The Company utilizes approximately 6,600 square feet of the building as a traditional store, 20,000 sq. ft. as a wholesale store and redistribution facility and 3,000 sq. ft. as corporate offices. The Company subleases the remaining 8,400 sq. ft. to an unaffiliated third party. The aggregate rent paid to Mr. Rankin for each of the years ended February 25, 1997, 1998 and 1999 was $244,000, $262,000 and $266,000,
respectively, and the Company realized rental income of approximately $15,000, $31,000 and $43,000, respectively, from its subleases. The Company believes that the current lease terms are at least as comparable to those that could be obtained from unaffiliated third parties.

         All transactions between the Company and its officers, directors and 5% shareholders must be on terms no less favorable than could be obtained from unaffiliated third parties approved by a majority of the independent, disinterested directors of the Company.

                              PROPOSAL TO AMEND THE
               1996 INCENTIVE AND NON-STATUTORY STOCK OPTION PLAN

         The Company maintains a 1996 Incentive and Non-Statutory Stock Option Plan (the "Plan") under which incentive and non-qualified options may be granted to employees, directors and certain key affiliates. The Company has in the past utilized and wishes in the future to utilize the Plan to attract, maintain and develop management by encouraging ownership of the Company's Common Stock by key employees, directors and others. Options under the Plan are either "incentive options" ("ISOs") under Section 422A of the Internal Revenue Code of 1986, as amended, or "non-qualified stock options" ("NQOs") which are not intended to so qualify. The 1996 Plan originally provided for the granting of options to purchase 250,000 shares of the Company's Common Stock. However, on February 18, 1999, the Board approved an amendment to the Plan increasing the number of shares of Common Stock available for issuance under the Plan to 500,000 and granted options for substantially all of such shares in connection with the acquisitions of Allied Distributing Company of Houston, Inc., US Parts Corporation and Automotive & Industrial Supply Co.

         The Board of Directors recommends to the shareholders that they approve a proposal to amend the Company's Plan to increase the number of shares of Common Stock available for grant under the Plan from 250,000 to 500,000. The proposed amendment will cause Section 3.1 of the Plan to be replaced with the following revised Section 3.1:

         3.1 Shares Subject to Plan. The stock subject to the options granted under the Plan shall be shares of the Company's authorized but unissued common stock, par value $.01 per share ("Common Stock"). The total number of shares that may be issued pursuant to options granted under the Plan shall not exceed 500,000 shares of Common Stock.

         The proposed amendment to the Plan will be adopted upon receiving the affirmative vote of holders of a majority of the shares present at the Meeting. Messrs. Randall B. Rankin and Ali A. Attayi, owners of a majority of the shares outstanding and entitled to vote, have indicated that they intend to vote in favor of the amendment to the Plan.

         Except for such amendment, the Plan will remain unchanged. The following is a summary of the provisions of the Plan. This summary is qualified in its entirety by reference to the Plan, a copy of which may be obtained from the Company.

SUMMARY DESCRIPTION OF THE STOCK OPTION PLAN

         The Plan is administered by the Board of Directors of the Company. The Board is authorized to grant incentive stock options to officers and other key executive and management employees of the Company and non-statutory stock options to employees, directors and other non-employees rendering services to the Company. Non-employee directors are entitled to receive options to purchase 3,000 shares of the Company's Common Stock upon their initial election to the Board.

         The option price for an ISO cannot be less than the fair market value of a share of the Company's Common Stock on the date of grant, whereas the option price for an NQO may be more or less than the fair market value on the date of grant. The grantee can pay the option price in cash, or if permitted, by delivering to the Company shares of Common Stock owned by the grantee that have a fair market value equal to the option price. Shares cannot be issued or transferred upon the exercise of an option until the option price is paid in full. Each option is exercisable after the period or periods specified in the option agreement, but no option may be exercisable after the expiration of ten years from the date of grant and cannot exceed five (5) years in the case of a greater then 10% shareholder. Options granted under the Plan are not transferable other than by will or by the laws of descent and distribution.

         If there is a stock split, stock dividend, or other relevant change affecting the Company's shares, appropriate adjustments would be made in the number of shares that could be issued in the future and in the number of shares and price under all outstanding grants made before the event. Future options may also cover such shares as may cease to be under option by reason of total or partial expiration, termination or voluntary surrender of an option.

         The aggregate fair market value (determined at the time an option is granted) of the Common Stock with respect to which ISOs are exercisable for the first time by any person during any calendar year under the Plan shall not exceed $100,000.

         The vesting period for options granted under the Plan are set forth in an option agreement entered into with the optionee. ISOs granted to an optionee terminate 90 days after retirement termination of employment for reasons other than death or disability. In the event of death or disability, all vested options expire 180 days from the date of death or disability.

         Unless otherwise provided in any option, each outstanding option shall become immediately fully exercisable in the event of (i) a change of control of the Company, (ii) a merger, consolidation, reorganization or dissolution in which the Company does not survive, or (iii) the sale, release, exchange or disposition of substantially all the property and assets of the Company.



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

FEDERAL INCOME TAX CONSEQUENCES

         The holder of an ISO does not realize taxable income upon the grant or upon the exercise of the option (although the option spread is an item of tax preference income potentially subject to the alternative minimum tax). If the stock acquired upon exercise of the option is sold or otherwise disposed of within two years from the option grant date or within one year from the exercise date then, in general, gain realized on the sale is treated as ordinary income to the extent of the option spread at the at the exercise date, and the Company receives a corresponding deduction. Any remaining gain is treated as capital gain. If the stock is held for at least two years from the grant date and one year from the exercise date, then gain or loss realized upon the sale will be capital gain or loss and the Company will not be entitled to a deduction. A special basis adjustment applies to reduce the gain for alternative minimum tax purposes.

         An optionee does not realize taxable income upon the grant of an NQO if the exercise price is equal to the fair market value. If the exercise price is less than the fair market value, the optionee will realize income equal to the difference between the exercise of the NQO in an amount equal to the difference between the exercise price and the market value on the date of exercise. The Company is entitled to a deduction at the same time and in a corresponding amount.

         In general, if an optionee delivers previously-owned shares in payment of the exercise price of an option, no gain or loss will be recognized on the exchange of the previously-owned shares for an equivalent number of newly issued shares. However, if the previously-owned shares delivered in payment of the exercise price were acquired pursuant to the exercise of an ISO and if the requisite option holding periods are not satisfied (see above), then the optionee will realize ordinary income on the delivery of the previously-owned shares as in the case of any other "early" disposition of option-acquired shares.

         Since February 25, 1998, the Company granted options to purchase 30,000 shares to three officers, 358,420 shares of Common Stock to 12 employees of the Company and 6,000 shares to its two non-employee directors. As a result, all of the options available for issuance under the Plan, as previously approved by shareholders, have been granted. Upon adoption of the amendment to the Plan there will be issued and outstanding, under the Plan, options to purchase 400,420 shares of Common Stock. Neither the number nor value of future option awards to be received by or allocated to particular participants or groups of participants is presently determinable.

         At the close of business on June 16, 1999 the market value per share of Common Stock was $2.625.

RECOMMENDATION OF THE BOARD

         The Board of Directors recommends a vote "FOR" the proposal to amend the Company's Stock Option Plan to increase the number of shares of Common Stock available for grant from 250,000 to 500,000.

                                  VOTE REQUIRED

         A majority of the outstanding shares of stock will be necessary to constitute a quorum for the transaction of business at the meeting. The election of directors and the approval of the amendment to the Company's 1996 Stock Option Plan will require a vote of a majority of the shares present at the meeting.


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

                                  OTHER MATTERS

         At the time of the preparation of this Information Statement, the Board of Directors of the Company had not been informed of any matters which would be presented for action at the Annual Meeting, other than the proposals specifically set forth in the Notice of Annual Meeting of Shareholders and referred to herein.

                  SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

         In order to be included in the proxy materials for the 2000 Annual Meeting of Shareholders of the Company, shareholder proposals must be received by the Company not later than February 25, 2000.


                                         RANKIN AUTOMOTIVE GROUP, INC.


                                         /s/ NANCY J. GRANT
                                         ------------------------------------
                                         Nancy J. Grant, Secretary


Date: June 28, 1999




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